                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-55650

[Cover page background: green and blue]


ELKS(SM)
------------------------------------------------------------
EQUITY LINKED SECURITIES




                            4,500,000
                            15% ELKS(SM) BASED UPON
                            NASDAQ - 100 SHARES(SM)
                            DUE FEBRUARY 28, 2002


The ELKS have been approved for listing on the American Stock Exchange under the symbol "EQJ".

Investing in the ELKS involves a number of risks. See "Risk Factors Relating to the ELKS" beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             Proceeds to
                                                            Salomon Smith
                          Public          Underwriting   Barney Holdings Inc.
                        Offering Price      Discount       (before expenses)
--------------------------------------------------------------------------------
Per ELKS                   $10.00            $0.25               $9.75
--------------------------------------------------------------------------------
Total                   $45,000,000       $1,125,000          $43,875,000
--------------------------------------------------------------------------------


The underwriters expect to deliver the ELKS to purchasers on or about February 28, 2001.

                               SALOMONSMITHBARNEY
                               ------------------
                    A member of citigroup [umbrella logo]

                                                           SALOMON SMITH BARNEY
PROSPECTUS SUPPLEMENT                                      --------------------
(To Prospectus Dated February 23, 2001)                    A member of Citigroup
                                                           [umbrella logo]

                       SALOMON SMITH BARNEY HOLDINGS INC.
                 4,500,000 EQUITY LINKED SECURITIES (ELKS(SM))
                          BASED UPON NASDAQ-100 SHARES
                             DUE FEBRUARY 28, 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)
                            ------------------------

                                    GENERAL:

- Senior unsecured debt securities of Salomon Smith Barney Holdings Inc.

- Issuable and transferable only in units of $10 or integral multiples thereof.

- A semi-annual coupon of $0.75 in cash, composed of interest in the amount of $0.2419 and a partial payment of an option premium in the amount of $0.5081, payable on each of August 28, 2001 and February 28, 2002.

- The ELKS have been approved for listing on the American Stock Exchange under the symbol "EQJ", subject to official notice of issuance.

                              PAYMENT AT MATURITY:

- You will receive at maturity for each ELKS either (1) 0.195388 Nasdaq-100 Shares(SM) (symbol "QQQ(SM)"), if the closing price of Nasdaq-100 Shares three trading days before maturity is less than the initial share price of $51.18 per share, or (2) $10 in cash, if the closing price of Nasdaq-100 Shares three trading days before maturity is greater than or equal to the initial share price of $51.18 per share.

- As a result, if the closing price of Nasdaq-100 Shares three trading days prior to maturity is less than the initial share price of $51.18 per share, the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third trading day before maturity of more than $10.

- Nasdaq-100 Shares represent interests in a trust holding the component securities of the Nasdaq-100 Index(R), in substantially the same weighting.

                 INVESTING IN THE ELKS INVOLVES CERTAIN RISKS.
         SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE S-6.
                            ------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ELKS OR DETERMINED THAT THIS
 PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The "Nasdaq-100(R)," "Nasdaq-100 Index(R)," "Nasdaq-100 Trust(SM)," "Nasdaq-100 Shares(SM)," "Nasdaq-100 Trading Stock(SM)," "QQQ(SM)" and "Nasdaq(R)" are trade and service marks of The Nasdaq Stock Market, Inc. and are licensed for use by Salomon Smith Barney Inc. The ELKS have not been passed on by The Nasdaq Stock Market, Inc. or its affiliates as to their legality or suitability. The ELKS are not issued, endorsed, sold or promoted in any way by The Nasdaq Stock Market, Inc. or its affiliates. The Nasdaq Stock Market, Inc. makes no warranties and bears no liability with the respect to the ELKS.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          PROCEEDS TO
                                                                                                         SALOMON SMITH
                                                     PUBLIC                   UNDERWRITING            BARNEY HOLDINGS INC.
                                                 OFFERING PRICE                 DISCOUNT               (BEFORE EXPENSES)
----------------------------------------------------------------------------------------------------------------------------------
     Per ELKS...........................             $10.00                      $0.25                       $9.75
----------------------------------------------------------------------------------------------------------------------------------
     Total..............................          $45,000,000                  $1,125,000                 $43,875,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                            ------------------------

     The underwriters expect to deliver the ELKS to purchasers on or about February 28, 2001.

                              SALOMON SMITH BARNEY
February 23, 2001

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the Equity Linked Securities based upon Nasdaq-100 Shares(SM) ("ELKS(SM)"). You should carefully read the entire prospectus and prospectus supplement to fully understand the terms of the ELKS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS", which highlights certain risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Salomon Smith Barney Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS mature on February 28, 2002 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples thereof. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, Salomon Smith Barney Holdings will issue the ELKS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. You should refer to the section "Description of the ELKS -- Book-Entry System" in this prospectus supplement.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Nasdaq-100 Shares three trading days before maturity. You will not receive the benefit of an increase in the price of Nasdaq-100 Shares three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Nasdaq-100 Shares three trading days before maturity decreases below the initial share price.

WILL I RECEIVE INTEREST ON THE ELKS?

     A coupon of $0.75 per ELKS will be paid in cash semi-annually on each of August 28, 2001 and February 28, 2002. Each coupon will be composed of $0.2419 of interest, at a rate of 4.838% per annum, and a partial payment of an option premium in the amount of $0.5081.

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     We have designed the ELKS for investors who want to ensure that they receive a return greater than that expected for a fixed-rate conventional debt security of Salomon Smith Barney Holdings with a similar maturity if the price of Nasdaq-100 Shares does not decrease more than approximately 10.1% from the date the ELKS are priced for initial sale to the public to the third trading day before maturity. At maturity, you will receive for each ELKS the maturity payment described below.

  Maturity Payment

     The maturity payment for each ELKS will equal either:

     - a number of Nasdaq-100 Shares equal to the exchange rate, if the closing price of Nasdaq-100 Shares on the third trading day before maturity is less than the initial share price (any fractional shares will be paid in cash), or

     - $10 in cash, if the closing price of Nasdaq-100 Shares on the third trading day before maturity is greater than or equal to the initial share price.

     As a result, if the closing price of Nasdaq-100 Shares on the third trading day prior to maturity is less than the initial share price of $51.18 per share, the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third trading day before maturity of more than $10.

     The initial share price will equal $51.18, the price per Nasdaq-100 Share at the market close on the date the ELKS were priced for initial sale to the public.

     The exchange rate will equal 0.195388. In lieu of any fractional Nasdaq-100 Share otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional Nasdaq-100 Share, based on the closing price of Nasdaq-100 Shares on the third trading day before maturity.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     Here are three examples of hypothetical maturity payment calculations:

     Example 1: The closing price of Nasdaq-100 Shares on the third trading day before maturity is greater than the initial share price.

     Initial share price: $51.18 per share
     Hypothetical closing price: $60 per share
     Maturity payment: $10 per ELKS

     Example 2: The closing price of Nasdaq-100 Shares on the third trading day before maturity is equal to the initial share price.

     Initial share price: $51.18 per share
     Hypothetical closing price: $51.18 per share
     Maturity payment: $10 per ELKS

     Example 3: The closing price of Nasdaq-100 Shares on the third trading day before maturity is less than the initial share price.

     Initial share price: $51.18 per share
     Hypothetical closing price: $40 per share
     Exchange rate: 0.195388
    Maturity payment: 0.195388 Nasdaq-100 Shares (the exchange rate) per ELKS
    having a market value    on the third trading day before maturity of $7.82

WHAT ARE THE NASDAQ-100 SHARES?

     Each Nasdaq-100 Share(SM) represents a unit of beneficial interest in the Nasdaq-100 Trust(SM), Series 1, a unit investment trust. The Nasdaq-100 Trust holds a portfolio of securities consisting of substantially all of the securities, in substantially the same weighting, as the component securities of the Nasdaq-100 Index(R). Although the investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index, the Nasdaq-100 Trust provides no assurance that this investment objective can be fully achieved. Nasdaq-100 Shares are listed on the American Stock Exchange under the symbol "QQQ".

WHO PUBLISHES THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market, Inc. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of December 31, 2000, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (36.20%), computer software/services (29.60%), telecommunications (19.10%), biotechnology (9.20%), services (2.40%), retail/wholesale trade (2.40%), health care (0.60%) and manufacturing (0.50%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of

December 31, 2000 were as follows: Cisco Systems, Inc. (6.36%), Microsoft Corporation (5.15%), QUALCOMM Incorporated (4.80%), Intel Corporation (4.59%) and Oracle Corporation (4.39%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq Stock Market as well as numerous market information services.

     Please note that an investment in the ELKS does not entitle you to any ownership or other interest in the stocks of the companies represented by Nasdaq-100 Shares or included in the Nasdaq-100 Index.

HOW HAVE NASDAQ-100 SHARES AND THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

     We have provided tables showing the high and low sale prices for the Nasdaq-100 Shares for each quarter since the first quarter of 1999 (when Nasdaq-100 Shares were first issued) and the closing values of the Nasdaq-100 Index on the last business day of each month from January 1989 to January 2001. You can find these tables in the sections "Nasdaq-100 Shares -- Historical Data on Nasdaq-100 Shares" and "Description of the Nasdaq-100 Index -- Historical Data on the Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Nasdaq-100 Shares and Index in recent years. However, past performance is not necessarily indicative of how Nasdaq-100 Shares and Index will perform in the future. You should also refer to the section "Risk Factors -- You will have no rights against the Nasdaq-100 Trust, the Nasdaq Stock Market or the issuers of the securities comprising the Nasdaq-100 Index even though the maturity payment on the ELKS is based on the price of Nasdaq-100 Shares" in this prospectus supplement.

WHAT ARE THE TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     For U.S. federal income tax purposes, you and Salomon Smith Barney Holdings agree to treat an ELKS as a grant by you of a put option to Salomon Smith Barney Holdings to sell to you Nasdaq-100 Shares at maturity. In addition, you and Salomon Smith Barney Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize a short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Nasdaq-100 Shares, you will not be subject to tax on the receipt of Nasdaq-100 Shares and the option premium payments, and your tax basis in the Nasdaq-100 Shares generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in the prospectus for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     The ELKS have been approved for listing on the AMEX under the symbol "EQJ", subject to official notice of issuance. You should be aware that the listing of the ELKS on the AMEX will not necessarily ensure that a liquid trading market will be available for the ELKS.

WHAT IS THE ROLE OF SALOMON SMITH BARNEY HOLDINGS' SUBSIDIARY, SALOMON SMITH BARNEY INC.?

     Salomon Smith Barney Holdings' subsidiary, Salomon Smith Barney Inc., is one of the underwriters for the offering and sale of the ELKS. After the initial offering, Salomon Smith Barney Inc. and/or other broker-dealer affiliates of Salomon Smithy Barney Holdings intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Salomon Smith Barney Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Salomon Smith Barney Inc. will also act as calculation agent for the ELKS.

CAN YOU TELL ME MORE ABOUT SALOMON SMITH BARNEY HOLDINGS?

     Salomon Smith Barney Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Salomon Smith Barney Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Salomon Smith Barney Holdings' ratios of earnings to fixed charges (Salomon Smith Barney Holdings has no outstanding preferred stock) since 1995 are as follows:

                                                NINE
                                            MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------------------
                                                2000         1999    1998    1997    1996    1995
                                            -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges........      1.35         1.46    1.11    1.17    1.37    1.20

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 will not be permitted to purchase or hold the ELKS. Employee benefit plans that are not subject to ERISA, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the ELKS. However, such plans will be deemed to have represented that their purchase or holding of the ELKS will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Salomon Smith Barney Holdings with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-4346), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and
(iii) Current Reports on Form 8-K filed on January 18, 2000, April 17, 2000, July 19, 2000, October 17, 2000, January 17, 2001 and February 2, 2001. You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at "http://www.sec.gov."

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the closing price of Nasdaq-100 Shares three trading days prior to maturity, an investment in the ELKS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Nasdaq-100 Shares, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE VALUE OF NASDAQ-100 SHARES DECLINES

     The amount of the maturity payment will depend on the market price of Nasdaq-100 Shares three trading days prior to maturity. As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at maturity the market price of Nasdaq-100 Shares is less than $51.18 per share, the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the price of Nasdaq-100 Shares exceeds the initial share price at one or more times during the life of the ELKS but is below the initial share price three trading days before maturity.

THE VALUE OF THE ELKS AT MATURITY WILL NOT EXCEED THEIR STATED PRINCIPAL AMOUNT

     Even though you will be subject to the risk of a decline in the price of Nasdaq-100 Shares, you will not participate in any appreciation in the price of Nasdaq-100 Shares. Your return on the ELKS will be limited to the coupon payable on the ELKS. If the closing price of Nasdaq-100 Shares three trading days prior to maturity is significantly greater than the initial share price of $51.18 per share, your return on the ELKS may be less than your return on a similar security that was directly linked to Nasdaq-100 Shares and allowed you to participate more fully in the appreciation of the price of Nasdaq-100 Shares.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The total coupon payable on the ELKS is $1.50 in cash. As a result, if the price of Nasdaq-100 Shares three trading days prior to maturity is less than $45.92 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional, fixed-rate debt security of Salomon Smith Barney Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the ELKS in the secondary market will be affected by supply and demand for the ELKS, the value of Nasdaq-100 Shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     Nasdaq-100 Shares value. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Nasdaq-100 Shares changes from the initial share price of $51.18, which will in turn depend on the change in value of the Nasdaq-100 Index. However, changes in the value of Nasdaq-100 Shares may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Nasdaq-100 Shares exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Nasdaq-100 Shares will continue to fluctuate until the maturity payment is determined. In addition, significant increases in the value of Nasdaq-100 Shares are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is limited to $10. If you choose to sell your ELKS when the price of Nasdaq-100 Shares is below the initial share price, you may receive less than the amount you originally invested.

     The value of Nasdaq-100 Shares will be influenced by the results of operations of the companies represented by Nasdaq-100 Shares and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segments of which any company underlying Nasdaq-100 Shares and the Nasdaq-100 Index are a part. Salomon Smith Barney Holdings' hedging activities in Nasdaq-100 Shares, the issuance of securities similar to the ELKS and other trading activities by Salomon Smith Barney Holdings, its affiliates and other market participants can also affect the price of Nasdaq-100 Shares.

     Volatility of the Value of Nasdaq-100 Shares. Volatility is the term used to describe the size and frequency of market fluctuations. Because the Nasdaq-100 Index is based on a limited number of underlying securities and largely concentrated in the technology sector, the value of Nasdaq-100 Shares may be subject to greater volatility. Prices of securities in the technology sector have been highly volatile in recent periods. See "Nasdaq-100
Shares -- Historical Data on Nasdaq-100 Shares" and "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index". If the volatility of Nasdaq-100 Shares and the Nasdaq-100 Index increases or decreases, the market value of the ELKS may decrease.

     Interest rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time remaining to maturity. As a result of a "time premium," the ELKS may trade at a value above that which would be expected based on the level of interest rates and the prices of the securities represented by Nasdaq-100 Shares the longer the time remaining to maturity. A "time premium" results from expectations concerning the value of Nasdaq-100 Shares during the period prior to the maturity of the ELKS. However, as the time remaining to the maturity of the ELKS decreases, this time premium may decrease, decreasing the market value of the ELKS.

     Dividend yields. If dividend yields on the securities represented by Nasdaq-100 Shares increase, we expect that the value of the ELKS may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if dividend yields on the securities represented by Nasdaq-100 Shares decrease, the value of the ELKS may increase.

     Salomon Smith Barney Holdings' credit ratings, financial condition and results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     Economic conditions and earnings performance of the companies represented by Nasdaq-100 Shares. The general economic conditions and earnings results of the companies represented by Nasdaq-100 Shares and real or anticipated changes in those conditions or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Nasdaq-100 Shares.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF NASDAQ-100 SHARES AND THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF NASDAQ-100 SHARES

     The historical price of Nasdaq-100 Shares and the historical value of the Nasdaq-100 Index are not indicators of the future performance of Nasdaq-100 Shares during the term of the ELKS. Changes in the value of Nasdaq-100 Shares will affect the trading price of the ELKS, but it is impossible to predict whether the value of Nasdaq-100 Shares will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST THE NASDAQ-100 TRUST, THE NASDAQ STOCK MARKET OR THE ISSUERS OF THE SECURITIES COMPRISING THE NASDAQ-100 INDEX EVEN THOUGH THE MATURITY PAYMENT ON THE ELKS IS BASED ON THE PRICE OF NASDAQ-100 SHARES

     You will have no rights against the Nasdaq-100 Trust, the Nasdaq Stock Market or the issuers of the securities comprising the Nasdaq-100 Index even though the market value of the ELKS and the maturity payment depend on the price of Nasdaq-100 Shares, which in turn depends on the value of the Nasdaq-100 Index and the market values of the securities underlying Nasdaq-100 Shares. The Nasdaq-100 Trust, the Nasdaq Stock Market and the issuers of securities underlying the Nasdaq-100 Index are not involved in any way in this offering and have no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Nasdaq-100 Shares or any of the securities underlying Nasdaq-100 Shares.

THE PRICE OF NASDAQ-100 SHARES AT MATURITY MAY NOT ACCURATELY REFLECT THE VALUE OF THE NASDAQ-100 INDEX

     Although the Nasdaq-100 Shares are generally intended to reflect the value of the Nasdaq-100 Index at maturity, the value of the Nasdaq-100 Shares you receive at maturity may not accurately reflect the value of the Nasdaq-100 Index. This is because it may not be possible for the Nasdaq-100 Trust to replicate and maintain exactly the composition of the securities underlying the Nasdaq-100 Index. In particular, there is a possibility that, from time to time, the Nasdaq-100 Trust will not be able to purchase all of the securities underlying the Nasdaq-100 Index. In certain circumstances, the Nasdaq-100 Trust may also be required to make distributions in excess of the yield performance of the securities underlying the Nasdaq-100 Index.

POSSIBLE SUSPENSION OF TRADING IN OR DELISTING OF NASDAQ-100 SHARES FROM THE AMERICAN STOCK EXCHANGE

     The Nasdaq-100 Shares are listed on the AMEX under the symbol "QQQ". Trading in the Nasdaq-100 Shares on the AMEX may be halted due to market conditions or in light of AMEX rules and procedures, for reasons that, in the view of the AMEX, make trading in the Nasdaq-100 Shares inadvisable. The Nasdaq-100 Shares may not always be listed or traded on the AMEX. Following the suspension of trading in or the delisting of Nasdaq-100 Shares from the AMEX, which could occur either before, on or after maturity of the ELKS, Nasdaq-100 Shares may not be relisted on any major U.S. exchange or any quotation medium operated by a national securities association.

     If, at maturity, the Nasdaq-100 Shares have been delisted without being relisted or trading in Nasdaq-100 Shares has been suspended without further action and the maturity payment is payable in Nasdaq-100 Shares, then Salomon Smith Barney Holdings will at maturity mandatorily exchange the principal amount of each ELKS into a number of shares of successor or substitute securities selected by Salomon Smith Barney Inc., as the calculation agent, equal to the value of Nasdaq-100 Shares that you would have otherwise received based on the closing value of the Nasdaq-100 Index three trading days before maturity.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     There is currently no secondary market for the ELKS. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

SALOMON SMITH BARNEY INC., AN AFFILIATE OF SALOMON SMITH BARNEY HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Salomon Smith Barney Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Salomon Smith Barney Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

BECAUSE PURCHASES AND SALES BY AFFILIATES OF SALOMON SMITH BARNEY HOLDINGS MAY REDUCE THE PRICE OF NASDAQ-100 SHARES, YOUR MATURITY PAYMENT OR THE PRICE YOU RECEIVE IF YOU SELL YOUR ELKS MAY BE REDUCED

     Salomon Smith Barney Holdings' affiliates, including Salomon Smith Barney Inc., may from time to time buy or sell Nasdaq-100 Shares or derivative instruments relating to the Nasdaq-100 Index or the common stock of the issuers of the securities underlying Nasdaq-100 Shares for their own accounts in connection with their normal business practices. These transactions could affect the value of the Nasdaq-100 Index and the price of Nasdaq-100 Shares.

     Salomon Smith Barney Inc. or an affiliate may enter into a swap agreement with one of Salomon Smith Barney Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations."

THE PAYMENTS YOU RECEIVE ON THE ELKS WILL LIKELY BE DELAYED OR REDUCED IN THE EVENT OF A BANKRUPTCY OF SALOMON SMITH BARNEY HOLDINGS

     If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of a holder of ELKS may be limited and any recovery will likely be substantially delayed.

                            DESCRIPTION OF THE ELKS

     The following description of the particular terms of the ELKS offered by this prospectus supplement supplements the description of the general terms and provisions of the Debt Securities set forth in the prospectus. The following summary of the ELKS is qualified in its entirety by reference to the Senior Debt Indenture referred to in the prospectus.

GENERAL

     The Equity Linked Securities based upon Nasdaq-100 Shares (the "ELKS(SM)") are a series of Debt Securities issued under the Senior Debt Indenture described in the accompanying prospectus. The aggregate principal amount of ELKS issued will be $45,000,000 (4,500,000 ELKS). The ELKS will mature on February 28, 2002, will constitute part of the senior debt of Salomon Smith Barney Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Salomon Smith Barney Holdings. The ELKS will be issued only in fully registered form and in denominations of $10 (per ELKS) and integral multiples thereof.

     The payment you receive at maturity on the ELKS is directly indexed to any decrease in the price of Nasdaq-100 Shares three trading days before maturity. You will not receive the benefit of an increase in the price of Nasdaq-100 Shares three trading days before maturity over the initial share price. You will be exposed to a decrease in the payment you receive at maturity in the event the price of Nasdaq-100 Shares three trading days before maturity decreases below the initial share price.

     The "Trustee" under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the Senior Debt Indenture under which The Bank of New York serves as Trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in the Bank of New York Senior Debt Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the Senior Debt Indenture under which the ELKS will be issued.

COUPON

     Each ELKS will pay a coupon of $0.75 in cash semi-annually on each Interest Payment Date of August 28, 2001 and February 28, 2002. Each coupon will be composed of $0.2419 of interest and a partial payment of an option premium in the amount of $0.5081. Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the coupon payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     The interest portion of the coupon will represent interest accruing at a rate of 4.838% per annum from February 28, 2001 or from the most recent Interest Payment Date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day day months.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance".

PAYMENT AT MATURITY

     At maturity, you will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each ELKS ($10 principal amount) will equal either:

     - a number of Nasdaq-100 Shares equal to the Exchange Rate, if the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity is less than the Initial Share Price, or

     - $10 in cash, if the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity is greater than or equal to the Initial Share Price.

     As a result, if the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity is less than the Initial Share Price of $51.18 per share, the value of Nasdaq-100 Shares you receive at maturity for each ELKS will be less than the price paid for each ELKS, and could be zero. You will not in any case receive more than $10 or Nasdaq-100 Shares with a market value on the third Trading Day before maturity of more than $10.

     In lieu of any fractional Nasdaq-100 Share otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional Nasdaq-100 Share, based on the Closing Price of Nasdaq-100 Shares on the third Trading Day before maturity. The number of full Nasdaq-100 Shares, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Closing Price" of Nasdaq-100 Shares on any date of determination will be the daily closing sale price or, if no closing sale price is reported, the last reported sale price of a Nasdaq-100 Share as reported on the AMEX. If Nasdaq-100 Shares are not quoted on the AMEX on that date of determination, the Closing Price will be the last reported sale price as reported in the composite transactions for the principal United States exchange on which Nasdaq-100 Shares are listed. If Nasdaq-100 Shares are not listed on a United States national or regional securities exchange, the Closing Price will be the last quoted bid price for Nasdaq-100 Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization. Upon the occurrence of certain events described in the section "-- Delisting or Suspension of Trading in the Nasdaq-100 Shares; Termination of the Nasdaq-100 Trust" below, the Closing Price will be calculated by substituting the relevant security for Nasdaq-100 Shares.

     The "Exchange Rate" will equal 0.195388.

     The "Initial Share Price" will equal $51.18, the price per share of Nasdaq-100 Shares at the market close on the date the ELKS were priced for initial sale to the public.

     A "Trading Day" means a day on which (1) Nasdaq-100 Shares are not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business, (2) Nasdaq-100 Shares have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security and (3) a Market Disruption Event has not occurred.

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the calculation agent:

          (a) The suspension or material limitation of trading in 20% or more of the number of the underlying stocks which then comprise the Nasdaq-100 Index or any successor index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the AMEX, the Nasdaq Stock Market, or any other applicable organized U.S. exchange. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to AMEX Rule 117 (or any applicable rule or regulation enacted or promulgated by the Nasdaq Stock Market, any other self regulatory organization or the SEC of similar scope or as a replacement for Amex Rule 117, as determined by the calculation agent) will be considered "material."

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Nasdaq-100 Index or any successor index used by the Nasdaq-100 Trust or options on such futures contracts which are traded on any major U.S. exchange or (B) options contracts related to the Nasdaq-100 Index or any successor index which are traded on the Chicago Board Options Exchange or any other major U.S. exchange.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the number of the underlying stocks which then comprise the Nasdaq-100 Index or any successor index or in respect of futures contracts related to the Nasdaq-100 Index or any successor index, options on such futures contracts or options contracts related to the Nasdaq-100 Index or any successor index, in each case traded on any major U.S. exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) any suspension in trading in a futures or options contract on the Nasdaq-100 Index or any successor index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours. Under certain circumstances, the duties of Salomon Smith Barney Inc. as calculation agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney Inc. as an affiliate of Salomon Smith Barney Holdings.

DELISTING OR SUSPENSION OF TRADING IN THE NASDAQ-100 SHARES; TERMINATION OF THE NASDAQ-100 TRUST

     If Nasdaq-100 Shares are delisted from, or trading of the Nasdaq-100 Shares is suspended on, the AMEX, or the Nasdaq-100 Trust is terminated, and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Shares (any such securities, "Successor Shares"), then at maturity you will receive Successor Shares equal to the value of the Nasdaq-100 Shares you would have otherwise received, as determined by the calculation agent, in its sole discretion. Upon any selection by the calculation agent of Successor Shares, the calculation agent will cause notice thereof to be furnished to the Trustee, who will provide notice thereof to the registered holders of the ELKS.

     If the Nasdaq-100 Shares are delisted from, or trading of the Nasdaq-100 Shares is suspended on, the AMEX, or the Nasdaq-100 Trust is terminated, and Successor Shares that the calculation agent determines to be comparable to the Nasdaq-100 Shares are not listed or approved for trading on a major U.S. exchange or market, you will receive at maturity a number of shares of successor or substitute securities selected by the calculation agent, in it sole discretion, equal to the value of the Nasdaq-100 Shares that you would have otherwise received.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the Calculation Agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Salomon Smith Barney Holdings, the claim of the beneficial owner of an ELKS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the ELKS plus an additional amount of accrued interest calculated as though the maturity date of the ELKS were the date of the commencement of such proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of such amount has been made or duly provided for, at the rate of 5.0% per annum, on the unpaid amount (or the cash equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all ELKS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each such system maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement". DTC has confirmed to Salomon Smith Barney Holdings, Salomon Smith Barney Inc. and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the ELKS will be made by the underwriters in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Salomon Smith Barney Holdings in same-day funds so long as the ELKS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the ELKS will be Salomon Smith Barney Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Salomon Smith Barney Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Salomon Smith Barney Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining the Closing Price on the third Trading Day before maturity and the Maturity Payment and whether a Market Disruption Event has occurred. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                               NASDAQ-100 SHARES

     The Nasdaq-100 Trust(SM), Series 1, is a unit investment trust formed by Nasdaq-Amex Investment Product Services, Inc., a wholly owned subsidiary of The Nasdaq Stock Market, Inc. (the "Nasdaq-100 Trust" and such units of the Nasdaq-100 Trust, "Nasdaq-100 Shares"). The Nasdaq-100 Trust permits investors to purchase units of beneficial interest in the Nasdaq-100 Trust representing proportionate undivided interests in the portfolio of securities held by the Nasdaq-100 Trust, which consists of substantially all of the securities, in substantially the same weighting, as the component securities of the Nasdaq-100 Index(R). The Nasdaq-100 Shares are listed on the AMEX under the market symbol "QQQ".

     Although the investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to the price and yield performance of the Nasdaq-100 Index, the Nasdaq-100 Trust provides no assurance that this investment objective can be fully achieved. The value of the Nasdaq-100 Shares therefore may be more or may be less than the value of the Nasdaq-100 Index. You should refer to the section "Risk Factors -- The price of Nasdaq-100 Shares at maturity may not accurately reflect the value of the Nasdaq-100 Index" in this prospectus supplement.

     Copies of the Nasdaq-100 Trust's registration statements and other reports may be inspected and copied at offices of the SEC at the addresses listed under "Incorporation of Certain Documents by Reference".

HISTORICAL DATA ON NASDAQ-100 SHARES

     The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices for Nasdaq-100 Shares, as reported on the AMEX. The Nasdaq-100 Trust has not paid dividends on Nasdaq-100 Shares.

                                                              HIGH         LOW
                                                              ----         ---
1999
Quarter
  First (beginning March 10, 1999, the date Nasdaq-100
     Shares began trading)..................................  $ 53 161/256 48 207/256
  Second....................................................    57 161/256 49 1/2
  Third.....................................................    63 59/128  54 33/256
  Fourth....................................................    92 1/2     59 31/256
2000
Quarter
  First.....................................................   117 3/4     80 23/256
  Second....................................................   106 5/8     74 13/16
  Third.....................................................   102 5/8     86 11/16
  Fourth....................................................    86 3/4     55 47/64
2001
Quarter
  First (through February 23, 2001).........................    67 49/64   51

     The closing price of Nasdaq-100 Shares on February 23, 2001 was $51.18.

     Holders of ELKS will not be entitled to any rights with respect to Nasdaq-100 Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

                      DESCRIPTION OF THE NASDAQ-100 INDEX

GENERAL

     The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of December 31, 2000, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (36.20%), computer software/services (29.60%), telecommunications (19.10%), biotechnology (9.2%), services (2.40%), retail/wholesale trade (2.40%), healthcare (0.60%) and manufacturing (0.50%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of December 31, 2000 were as follows: Cisco Systems, Inc. (6.36%), Microsoft Corporation (5.15%), QUALCOMM Incorporated (4.80%), Intel Corporation (4.59%) and Oracle Corporation (4.39%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq Stock Market as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are subject, in certain cases, to rebalancing to ensure that the relative weighting of the stocks in the Nasdaq-100 Index continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on the Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes. Please note that an investment in the ELKS does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

COMPUTATION OF THE NASDAQ-100 INDEX

  Underlying Stock Eligibility Criteria and Annual Ranking Review

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of the Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 100,000 shares per day;

          (5) the security must have "seasoned" on the Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25.0% of the issuers included in the Nasdaq-100 Index by market capitalization, then a one-year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on the Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq Stock Market within the next six months.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. without regard to the ELKS.

     The stocks in the Nasdaq-100 Index are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on the Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that the security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting these criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index which have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a stock in the Nasdaq-100 Index is no longer traded on the Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by the Nasdaq Stock Market with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The Nasdaq Stock Market has adopted the following quarterly scheduled weight adjustment procedures with respect to these changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, this change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all of these changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in these stocks. Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, the Nasdaq Stock Market adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

  Rebalancing of the Nasdaq-100 Index

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest stocks in the Nasdaq-100 Index from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, stocks in the Nasdaq-100 Index are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%). Such quarterly examination will result in an Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization underlying stock must be less than or equal to 24.0% and (2) the "collective weight" of those underlying stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest underlying stock in the Nasdaq-100 Index exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest underlying stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those stocks in the Index whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the underlying stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percentage weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the level of the Nasdaq-100 Index at the end of each month in the period from January 1989 through January 2001. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the ELKS may be. Any historical upward or downward trend in the level of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the ELKS.

                        1989    1990    1991    1992    1993    1994    1995    1996     1997      1998      1999      2000
                       ------  ------  ------  ------  ------  ------  ------  ------  --------  --------  --------  --------
January..............  186.47  201.94  232.43  338.32  370.56  413.99  405.33  591.82    921.55  1,071.13  2,127.19  3,570.05
February.............  183.79  207.92  250.12  345.88  351.14  412.17  432.50  622.83    850.46  1,194.13  1,925.28  4,266.94
March................  185.87  213.15  264.91  323.05  359.42  382.96  447.15  609.69    797.06  1,220.66  2,106.39  4,397.84
April................  200.47  205.82  263.66  307.86  339.95  373.25  469.56  666.73    874.74  1,248.12  2,136.39  3,773.18
May..................  214.55  236.15  279.00  315.30  368.11  378.85  488.10  692.39    958.85  1,192.07  2,089.70  3,324.08
June.................  204.59  238.46  254.20  301.23  366.13  360.30  538.03  677.30    957.30  1,337.34  2,296.77  3,763.79
July.................  214.28  223.39  272.16  310.90  352.87  370.16  568.88  636.01  1,107.03  1,377.26  2,770.93  3,609.35
August...............  222.01  193.62  287.41  299.26  372.65  397.90  576.77  663.57  1,074.17  1,140.34  2,396.87  4,077.59
September............  226.42  177.06  287.54  313.19  382.72  393.85  585.08  737.58  1,097.17  1,345.48  2,407.90  3,570.61
October..............  222.62  172.56  292.51  329.16  390.99  413.05  598.78  751.99  1,019.62  1,400.52  2,637.44  3,282.30
November.............  224.45  192.66  284.79  350.96  386.76  404.82  593.72  834.01  1,050.51  1,557.90  2,966.71  2,506.54
December.............  223.84  200.53  330.86  360.19  398.28  404.27  576.23  821.36    990.80  1,836.01  3,707.83  2,341.70

                         2001
                       --------
January..............  2,593.00
February.............
March................
April................
May..................
June.................
July.................
August...............
September............
October..............
November.............
December.............

     The following graph sets forth the historical performance of the Nasdaq-100 Index at the end of each month, in the period from January 1989 through January 2001. Past movements of the Nasdaq-100 Index are not necessarily indicative of the future Nasdaq-100 Index values. On February 23, 2001, the Closing Value of the Nasdaq-100 Index was 2,056.06.

         [graph setting forth the value of the Nasdaq-100 Index from
                            Jan. 1989 - Jan. 2001]

     The preceding graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels or variable returns applicable to the ELKS.

LICENSE AGREEMENT

     Salomon Smith Barney Inc. has entered into a non-exclusive license agreement with the Nasdaq Stock Market providing for the license, in exchange for a fee, of the right to use indices owned and published by the Nasdaq Stock Market in connection with certain securities, including the ELKS.

     The license agreement provides that the following language must be stated in this pricing supplement.

          The ELKS are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the ELKS. The Corporations make no representation or warranty, express or implied to the owners of the ELKS or any member of the public regarding the advisability of investing in securities generally or in the ELKS particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Salomon Smith Barney Inc. and its affiliates (the "Licensee") is in the licensing of the "Nasdaq-100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the ELKS. Nasdaq has no obligation to take the needs of the Licensee or the owners of the ELKS into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ELKS to be issued or in the determination or calculation of the equation by which the ELKS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the ELKS.

          Nasdaq-100(R), Nasdaq-100 Index(R), Nasdaq-100 Trust(SM), Nasdaq-100 Shares(SM), QQQ(SM) and Nasdaq(R) are trade or service marks of the Nasdaq Stock Market, Inc. (which with its affiliates are the Corporations) and are licensed for use by the Licensee.

          THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE ELKS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this pricing supplement regarding the Nasdaq-100 Index(R), including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Nasdaq Stock Market. Neither Salomon Smith Barney Holdings nor Salomon Smith Barney Inc. assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, the Nasdaq-100 Shares as capital assets.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, Salomon Smith Barney Holdings and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Salomon Smith Barney Holdings of a put option on the Nasdaq-100 Shares, under the terms of which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Salomon Smith Barney Holdings a fixed amount of cash to assure the fulfillment of the holder's purchase obligation described in clause (d) below, (b) until maturity Salomon Smith Barney Holdings will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Salomon Smith Barney Holdings will be obligated to pay an option premium to the holder in consideration for granting the put option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Nasdaq-100 Shares, then such cash deposit less a portion thereof equal to the option premium payments, unconditionally and irrevocably will be applied by Salomon Smith Barney Holdings in full satisfaction of the holder's purchase obligation under the put option, and Salomon Smith Barney Holdings will deliver to the holder the number of Nasdaq-100 Shares that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Nasdaq-100 Shares, Salomon Smith Barney Holdings will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Salomon Smith Barney Holdings during the term of the ELKS, but instead will be commingled with Salomon Smith Barney Holdings other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Salomon Smith Barney Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below.

     Taxation of Interest Payments. Under the above characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder's method of accounting.

     Taxation of Option Premium Payments. Under the above characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

     Taxation of Retirement of an ELKS for Cash. Under the above characterization of the ELKS, if at maturity pursuant to the terms of an ELKS Salomon Smith Barney Holdings pays the ELKS in cash, and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then a U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the return of the cash deposit, and (iii) will recognize short-term capital gain equal to the entire amount of the option premium, which amount is equal to the sum of the first and second option premium payments.

     Taxation of Retirement of an ELKS for Nasdaq-100 Shares. Under the above characterization of the ELKS, if at maturity under the terms of an ELKS Salomon Smith Barney Holdings delivers the appropriate number of Nasdaq-100 Shares pursuant to the U.S. Holder's purchase obligation under the put option and Salomon Smith Barney Holdings pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of the Nasdaq-100 Shares by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and (iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such Nasdaq-100 Shares equal to the U.S. Holder's original cost for the ELKS in exchange for which such U.S. Holder received such Nasdaq-100 Shares less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder's holding period for the Nasdaq-100 Shares received will begin on the day following the receipt of such Nasdaq-100 Shares.

     Taxation of Sale or other Taxable Disposition of an ELKS. Under the above characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and
(y) such U.S. Holder's adjusted tax basis in the ELKS. A U.S. Holder's adjusted tax basis in an ELKS generally will equal such U.S. Holder's cost for that ELKS.

     Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Salomon Smith Barney Holdings believes that the ELKS should not be characterized for federal tax purposes as debt instruments and should not be subject to the Contingent Debt Regulations, because the ELKS are payable by the delivery of Nasdaq-100 Shares and provide economic returns that are indexed to the performance of the Nasdaq-100 Shares if the Closing Price of the Nasdaq-100 Shares three Trading Days before maturity is less than the Initial Share Price, and because the ELKS offer no assurance that a holder's investment will be returned to the holder at maturity. Accordingly, Salomon Smith Barney Holdings believes that the ELKS are properly characterized for tax purposes, not as debt instruments, but as a grant of a put option by the holders in respect of which holders have deposited a fixed amount of cash with Salomon Smith Barney Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of 4.838% (the "comparable yield" which will equal the interest paid on the ELKS), regardless of the U.S. Holder's method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of the Nasdaq-100 Shares, rather than capital gain or loss on the ultimate sale of such stock, and (iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

     Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder's income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder's income even in a case where the ELKS is retired for Nasdaq-100 Shares. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder's investment in the ELKS that constitutes income.

NON-UNITED STATES PERSONS

     In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding at a rate of 31% on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Each underwriter named below has severally agreed to purchase from Salomon Smith Barney Holdings, and Salomon Smith Barney Holdings has agreed to sell to that underwriter, the principal amount of ELKS set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT    NUMBER
UNDERWRITER                                                       OF ELKS         OF ELKS
-----------                                                   ----------------   ---------
Salomon Smith Barney Inc. ..................................    $44,536,000      4,453,600
Countrywide Securities Corporation..........................       $464,000         46,400

     The underwriting agreement provides that the obligations of the underwriters to purchase the ELKS included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the ELKS if they purchase any of the ELKS.

     The underwriters propose to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public offering price less a concession not in excess of $0.20 per ELKS. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.20 per ELKS on sales to certain other dealers. If all of the ELKS are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

     Salomon Smith Barney Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Salomon Smith Barney Holdings, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or such substantially similar securities. Salomon Smith Barney Inc. may release any of the securities subject to this lock-up at any time without notice.

     The underwriting agreement provides that Salomon Smith Barney Holdings will indemnify the underwriters against certain liabilities under the Securities Act of 1933, relating to material misstatements and omissions.

     Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations among Salomon Smith Barney Holdings and the underwriters. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the ELKS will develop and continue after this offering.

     The ELKS have been approved for listing on the AMEX under the symbol "EQJ", subject to official notice of issuance.

     In connection with the offering, the underwriters may purchase and sell ELKS, Nasdaq-100 Shares and the common stocks comprising the Nasdaq-100 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS, Nasdaq-100 Shares or the common stocks comprising the Nasdaq-100 Index made for the purpose of preventing a decline in the market price of the ELKS or common stock while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering short positions or making stabilizing purchases, purchases notes originally sold by that syndicate member.

     These activities may cause the price of the ELKS to be higher than would otherwise be the case in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Salomon Smith Barney Inc., one of the underwriters, is a subsidiary of Salomon Smith Barney Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. The underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the ELKS (subject to obtaining any necessary approval of the AMEX for any such offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the ELKS and may discontinue any market making at any time without notice at its sole discretion.

                                 ERISA MATTERS

     The purchaser, by its purchase or other acquisition of the ELKS, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA (an "ERISA Plan"). Any plan that is subject to Section 4975(e)(1) of the Internal Revenue Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the ELKS, that such purchase, acquisition, holding and subsequent disposition of such ELKS and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Salomon Smith Barney Holdings by Marcy Engel, Esq. Ms. Engel, Deputy General Counsel of Salomon Smith Barney Holdings, beneficially owns or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen and Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Salomon Smith Barney Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and certain of its affiliates and may do so in the future.

PROSPECTUS

                       SALOMON SMITH BARNEY HOLDINGS INC.

May Offer --

                                $10,257,840,645

                                DEBT SECURITIES
                                 INDEX WARRANTS

     Salomon Smith Barney Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                              SALOMON SMITH BARNEY

February 23, 2001

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Salomon Smith Barney Holdings and all material terms of the offered securities which are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that Salomon Smith Barney Holdings may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Salomon Smith Barney Holdings, including its financial statements.

                       SALOMON SMITH BARNEY HOLDINGS INC.

     Salomon Smith Barney Holdings is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries.

     Salomon Smith Barney Holdings' principal executive office is at 388 Greenwich Street, New York, NY 10013, and its telephone number is (212) 816-6000.

             THE SECURITIES SALOMON SMITH BARNEY HOLDINGS MAY OFFER

     Salomon Smith Barney Holdings may use this prospectus to offer up to $10,257,840,645 of:

     - debt securities; and

     - index warrants.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

DEBT SECURITIES

     Debt securities are unsecured general obligations of Salomon Smith Barney Holdings in the form of senior or subordinated debt. Senior debt includes Salomon Smith Barney Holdings' notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures between Salomon Smith Barney Holdings and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in Salomon Smith Barney Holdings' registration statement No. 333-55650, Salomon Smith Barney Holdings' most recent annual report on Form 10-K, Salomon Smith Barney Holdings' quarterly reports on Form 10-Q filed after the Form 10-K and Salomon Smith Barney Holdings' current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 5.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

     - None of the indentures limits the amount of debt that Salomon Smith Barney Holdings may issue or provides holders any protection should there be a highly leveraged transaction involving Salomon Smith Barney Holdings, although the indentures do limit Salomon Smith Barney Holdings' ability to pledge the stock of certain important subsidiaries. These thresholds are described below under "Description of Debt Securities."

     - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series and provides for the issuance of securities in book - entry, certificated and, in limited circumstances, bearer form.

     - The indentures allow Salomon Smith Barney Holdings to merge or consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Salomon Smith Barney Holdings' responsibilities for the debt. Unless the transaction resulted in an event of default, Salomon Smith Barney Holdings would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

     - The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change Salomon Smith Barney Holdings' obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

     - Salomon Smith Barney Holdings may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Salomon Smith Barney Holdings' obligations under the particular securities when due.

     - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

     Events of Default

     The events of default specified in the indentures include:

     - failure to pay principal or premium, if any, when due;

     - failure to pay required interest for 30 days;

     - failure to make a sinking fund payment when due;

     - failure to perform covenants for 60 days after notice;

     - certain events of insolvency or bankruptcy, whether voluntary or not; and

     - any additional events as may be set forth in the applicable prospectus supplement.

     Remedies

     If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

INDEX WARRANTS

     Salomon Smith Barney Holdings may issue index warrants independently or together with debt securities. Salomon Smith Barney Holdings will issue any series of index warrants under a separate warrant agreement between Salomon Smith Barney Holdings and a bank or trust company. You are encouraged to read the standard form of the warrant agreement, which has been filed as an exhibit to one of Salomon Smith Barney Holdings' current reports and incorporated by reference in its registration statement No. 333-55650. You can receive copies of these documents by following the directions on page 5.

     Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Salomon Smith Barney Holdings an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

     The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Salomon Smith Barney Holdings will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

     Salomon Smith Barney Holdings will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Salomon Smith Barney Holdings will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market, the American Stock Exchange or the Chicago Board Options Exchange.

     The warrant agreement for any series of index warrants will provide that holders of a majority of the total amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

     Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

                                USE OF PROCEEDS

     Salomon Smith Barney Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Salomon Smith Barney Holdings may also use a portion of the proceeds to refinance or extend the maturity of existing debt obligations. Salomon Smith Barney Holdings may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

     Salomon Smith Barney Holdings may sell the offered securities in any of the following ways:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Salomon Smith Barney Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Salomon Smith Barney Holdings is granting the underwriters, dealers or agents.

     If Salomon Smith Barney Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Salomon Smith Barney Holdings expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries or affiliates, including Salomon Smith Barney Inc. These broker-dealer subsidiaries or affiliates also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Salomon Smith Barney Holdings or any of its subsidiaries or affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Salomon Smith Barney Holdings filed a registration statement (No. 333-55650) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Salomon Smith Barney Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Salomon Smith Barney Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Salomon Smith Barney Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Salomon Smith Barney Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Salomon Smith Barney Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 1999;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     (c) Current Reports on Form 8-K filed on January 18, 2000, April 17, 2000, July 19, 2000, October 17, 2000, January 17, 2001 and February 2, 2001.

     All documents Salomon Smith Barney Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Salomon Smith Barney Holdings at the following address:
Treasurer
Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, NY 10013
(212) 816-6000

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Salomon Smith Barney Holdings has not authorized anyone to provide you with different information. Salomon Smith Barney Holdings is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

                       SALOMON SMITH BARNEY HOLDINGS INC.

     Salomon Smith Barney Holdings operates through its subsidiaries in two business segments, Investment Services and Asset Management. Salomon Smith Barney Holdings provides investment banking, securities and commodities trading, capital raising, asset management, advisory, research and brokerage services to its customers, provides other financial services and executes proprietary trading strategies on its own behalf. As used in this section, unless the context otherwise requires, Salomon Smith Barney Holdings refers to Salomon Smith Barney Holdings Inc. and its consolidated subsidiaries.

     Citigroup Inc., Salomon Smith Barney Holdings' parent, is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup Inc.'s activities are conducted through Global Consumer, Global Corporate and Investment Bank, Asset Management, and Investment Activities.

     Salomon Smith Barney Holdings is a global, full-service investment banking and securities brokerage firm. Salomon Smith Barney Holdings provides a full range of financial advisory, research and capital raising services to corporations, governments and individuals. The firm's more than 12,100 Financial Consultants, located in more than 510 offices across the United States, service more than 6.6 million client accounts, representing approximately $977 billion in assets.

     Salomon Smith Barney Holdings' global investment banking services encompass a full range of capital market activities, including the underwriting and distribution of debt and equity securities for United States and foreign corporations and for state, local and other governmental and government sponsored authorities. Salomon Smith Barney Holdings frequently acts as an underwriter or private placement agent in corporate and public securities offerings and provides alternative financing options. It also provides financial advice to investment banking clients on a wide variety of transactions including mergers and acquisitions, divestitures, leveraged buyouts, financial restructurings and a variety of cross-border transactions.

     The Private Client Division provides investment advice and financial planning and brokerage services for almost six million client accounts, primarily through the network of Salomon Smith Barney Financial Consultants.

     The Asset Management segment is comprised of two primary asset management business platforms: Salomon Brothers Asset Management and the Smith Barney Asset Management division of Salomon Smith Barney Inc. These companies offer a broad range of asset management products and services from global investment centers, including mutual funds, closed-end funds, managed accounts and unit investment trusts.

     The principal office of Salomon Smith Barney Holdings is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-6000. Salomon Smith Barney Holdings, a New York corporation, was incorporated in 1977.

                          USE OF PROCEEDS AND HEDGING

     General. Salomon Smith Barney Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     Salomon Smith Barney Holdings expects to incur additional indebtedness in the future to fund its businesses. Salomon Smith Barney Holdings or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. Salomon Smith Barney Holdings or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Salomon Smith Barney Holdings or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Salomon Smith Barney Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

     Salomon Smith Barney Holdings expects that it or one or more of its subsidiaries or affiliates will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Salomon Smith Barney Holdings or one or more of its subsidiaries or affiliates may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

     In addition, Salomon Smith Barney Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Salomon Smith Barney Holdings or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Salomon Smith Barney Holdings or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Salomon Smith Barney Holdings or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Salomon Smith Barney Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Salomon Smith Barney Holdings has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Salomon Smith Barney Holdings cannot guarantee you that its hedging activities will not affect such prices or value. Salomon Smith Barney Holdings or its subsidiaries will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the consolidated ratio of earnings to fixed charges of Salomon Smith Barney Holdings for the nine months ended September 30, 2000 and each of the five most recent fiscal years.

                                             NINE MONTHS
                                                ENDED               YEAR ENDED DECEMBER 31,
                                            SEPTEMBER 30,     ------------------------------------
                                                 2000         1999    1998    1997    1996    1995
                                            --------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges......         1.35         1.46    1.11    1.17    1.37    1.20

                            EUROPEAN MONETARY UNION

     The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries participating in Stage III of European Economic and Monetary Union.

     Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Greece became a participating member state on January 1, 2001. Other member states of the European Union may still become participating member states.

     Stage III includes the introduction of the Euro, which, along with the present national currency of each participating member state, is legal tender in the participating member states. It is currently anticipated that on and after January 1, 2002, the national currencies of participating member states will cease to exist and the sole legal tender in such states will be the Euro. The European Union and the individual member states have adopted regulations providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the Euro.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities offered by this prospectus will be unsecured obligations of Salomon Smith Barney Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 (No. 333-55650) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Salomon Smith Barney Holdings or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be Bank One Trust Company, N.A., as successor trustee, and the trustee under the subordinated debt indenture will be Bankers Trust Company. Salomon Smith Barney Holdings may, at its option, appoint others, including Citibank, N.A., to act as paying agent, transfer agent and/or registrar.

GENERAL

     The indentures provide that unsecured senior or subordinated debt securities of Salomon Smith Barney Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Salomon Smith Barney Holdings. The indentures do not limit the amount of debt securities that may be issued under them (Section 301). Salomon Smith Barney Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

     Federal income tax consequences and other special considerations applicable to any variable rate debt securities exchangeable for fixed rate debt securities or debt securities issued by Salomon Smith Barney Holdings at a discount will be described in the applicable prospectus supplement.

     Because Salomon Smith Barney Holdings is a holding company, the claims of creditors of Salomon Smith Barney Holdings' subsidiaries will have a priority over Salomon Smith Barney Holdings' equity rights and the rights of Salomon Smith Barney Holdings' creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the indenture under which such debt securities are being issued;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - if other than in United States dollars, the currency or currency unit in which payment will be made;

     - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amount will be determined;

     - if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, the manner in which the amount will be determined;

     - if any payments may be made at the election of Salomon Smith Barney Holdings or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Salomon Smith Barney Holdings;

     - any obligation of Salomon Smith Barney Holdings to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     - any provisions for the discharge of Salomon Smith Barney Holdings' obligations relating to the debt securities by deposit of funds or United States government obligations;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - the date of any global security if other than the original issuance of the first debt security to be issued;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

     - any other specific terms of the debt securities (Section 301).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of any kind will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Salomon Smith Barney Holdings. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such series of debt securities may be adjusted.

     The debt securities will be issued in registered form or bearer form or both. If issued in bearer form, the debt securities may be issued with or without coupons attached. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. (Section 301). The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Salomon Smith Barney Holdings in bearer form will be described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Salomon Smith Barney Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 305). Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Payments on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities, in the case of registered notes, at the principal corporate trust office of the relevant trustee in New York City or, in the case of notes in bearer form, at the office of the relevant trustee in London. In the case of notes in registered form, payment will be made to the registered holder appearing in the register of note holders maintained by the registrar at the close of business on the record date for such payment. In the case of notes in registered form, interest payments may be made at the option of Salomon Smith Barney Holdings by a check mailed to the holder at his registered address. (Section 307). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Salomon Smith Barney Holdings except subordinated debt (Subordinated Debt Indenture, Section
1602).

SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Salomon Smith Barney Holdings.

     If Salomon Smith Barney Holdings defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Salomon Smith Barney Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Salomon Smith Barney Holdings or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinated to Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Salomon Smith Barney Holdings, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full (Subordinated Debt Indenture, Section 1601).

     "Senior Indebtedness" means all:

     - indebtedness of, or guaranteed by, Salomon Smith Barney Holdings (except for subordinated debt or the debt securities and coupons issued or issuable under an indenture dated July 1, 1986, between Salomon Smith Barney Holdings, as successor, and The Bank of New York, as successor trustee) that is for money borrowed, that arises in the acquisition of any business, properties, securities or assets other than in the ordinary course of business, or that is secured, in whole or in part, by real or personal property;

     - capital lease obligations of, or guaranteed by, Salomon Smith Barney Holdings in any sale and lease-back transactions; and

     - amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Subordinated Debt Indenture, Section
       101).

COVENANTS

     Limitations on Liens. The senior debt indenture provides that Salomon Smith Barney Holdings will not, and will not permit any subsidiary to, incur, issue, assume, guarantee, or suffer to exist any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of voting stock of any Restricted Subsidiary, whether such stock is owned or later acquired, without effectively providing that the debt securities shall be secured equally and ratably with such debt (Senior Debt Indenture, Section 1205). The subordinated debt indenture does not contain a similar provision.

     "Restricted Subsidiary" means Salomon Smith Barney Inc. and any subsidiary which owns or acquires any of its voting stock or succeeds to a substantial part of its business. "Voting stock" means stock having power for election of directors. (Senior Debt Indenture, Section 101).

     Limitations on Mergers and Sales of Assets. The indentures provide that Salomon Smith Barney Holdings will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - the successor corporation is a U.S. corporation;

     - the successor corporation waives any right to redeem any debt securities in bearer form;

     - the successor corporation, if other than Salomon Smith Barney Holdings, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

     - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 1001).

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     Under the indentures, Salomon Smith Barney Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

     Salomon Smith Barney Holdings and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     - change the fixed maturity of any such securities;

     - reduce the rate or extend the time of payment of interest on such securities;

     - reduce the principal amount of such securities or the premium, if any, on such securities;

     - reduce the amount of the principal of any securities issued originally at a discount;

     - change the currency in which any such securities are payable;

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

     - limit Salomon Smith Barney Holdings' responsibility to maintain a paying agent outside the U.S. for debt securities in bearer form;

     - limit Salomon Smith Barney Holdings' obligations to redeem certain debt securities in bearer form if certain events involving U.S. information reporting requirements occur;

     - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Senior Debt Indenture, Section 1102).

     In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 1102).

DEFAULTS

     Each indenture provides that events of default regarding any series of debt securities will be:

     - failure to pay required interest on any debt security of that series for 30 days;

     - failure to pay principal or premium, if any, on any debt security of such series when due;

     - failure to make any sinking fund payment when due;

     - failure to perform 60 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than that series;

     - certain events under bankruptcy or insolvency or similar laws, whether voluntary or not; and

     - any additional events of default with respect to a series of debt securities will be set forth in the applicable prospectus supplement. (Section 501).

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of that series may declare each debt security of that series due and payable (Section 502). Salomon Smith Barney Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Salomon Smith Barney Holdings of its obligations under the indenture during the preceding year (Section 1205).

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities (Section 502).

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding that series (Section 502). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section
507).

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series (Section 506).

     Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action. (Section 507).

DEFEASANCE

     If so specified when the debt securities of a particular series are created, after Salomon Smith Barney Holdings has deposited with the trustee cash or government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series when due, then Salomon Smith Barney Holdings, at its option:

     - will be deemed to have paid and satisfied its obligations on all outstanding debt securities of that series on the 91st day after the applicable conditions described below are satisfied, which is known as "defeasance and discharge;" or

     - will cease to be under any of the obligations described above under "Covenants -- Limitation on Liens" and "Covenants -- Limitations on Mergers and Sales of Assets" relating to the debt securities of the series, other than to pay when due the principal of, premium, if any, and interest on those debt securities, which is known as "covenant defeasance."

     Salomon Smith Barney Holdings must deliver to the trustee an opinion of counsel accompanied by a ruling received or published by the Internal Revenue Service to the effect that the holders of the debt securities of the series will have no federal income tax consequences as a result of Salomon Smith Barney Holdings' exercise of its defeasance option. If the debt securities are listed on the New York Stock Exchange, Salomon Smith Barney Holdings must also deliver the trustee an opinion of counsel stating that defeasance would not cause the debt securities to be delisted.

     When there is a defeasance and discharge, (1) the indentures will no longer govern the debt securities of that series, (2) Salomon Smith Barney Holdings will no longer be liable for payment and (3) the holders of those debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Salomon Smith Barney Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the debt indentures regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the debt securities of such series, replacement of mutilated, destroyed, lost or stolen debt securities and certain other administrative provisions will continue even if Salomon Smith Barney Holdings exercises its defeasance and discharge or covenant defeasance options (Article 15).

     Under current federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the debt securities for an interest in the trust. As a consequence, each holder of the debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and the holder's tax basis for the debt securities deemed exchanged. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

     Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of debt securities. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the federal income tax law.

CONCERNING THE TRUSTEES

     Salomon Smith Barney Holdings and certain of its subsidiaries or affiliates maintain lines of credit or have other banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

     The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Salomon Smith Barney Holdings, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

     Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Salomon Smith Barney Holdings and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Salomon Smith Barney Holdings under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of the index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, has been filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

     The index warrant agreement does not limit the number of index warrants that may be issued. Salomon Smith Barney Holdings will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of the series.

     Each index warrant will entitle the warrant holder to receive from Salomon Smith Barney Holdings, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

     - one or more specified securities or securities indices;

     - one or more specified foreign currencies or currency indices;

     - a combination thereof; or

     - changes in such measure or differences between two or more such measures.

     The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

     If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Salomon Smith Barney Holdings a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the index warrants will be deemed to be automatically exercised upon expiration. Upon an automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on an exercise of the index warrants.

     You should read the prospectus supplement applicable to any series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, Salomon Smith Barney Holdings will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

     The applicable prospectus supplement relating to any series of index warrants will describe the following:

     - the aggregate number of index warrants;

     - the offering price of the index warrants;

     - the measure or measures by which payment or distribution on the index warrants will be determined;

     - certain information regarding the underlying securities, foreign currencies or indices;

     - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

     - the date on which the index warrants may first be exercised and the date on which they expire;

     - any minimum number of index warrants exercisable at any one time;

     - any maximum number of index warrants that may, at Salomon Smith Barney Holdings' election, be exercised by all warrant holders or by any person or entity on any day;

     - any provisions permitting a warrant holder to condition an exercise of index warrants;

     - the method by which the index warrants may be exercised;

     - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

     - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

     - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

     - the time or times at which amounts will be payable or distributable in respect of the index warrants following exercise or automatic exercise;

     - any national securities exchange on which, or self-regulatory organization with which, the index warrants will be listed;

     - any provisions for issuing the index warrants in certificated form;

     - if the index warrants are not issued in book-entry form, the place or places at, and the procedures by which, payments or distributions on the index warrants will be made; and

     - any other terms of such index warrants.

     Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

LISTING

     Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of those index warrants.

MODIFICATION

     The index warrant agreement and the terms of the related index warrants may be amended by Salomon Smith Barney Holdings and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

     - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

     - maintaining the listing of the index warrants on any national securities exchange or with any other self-regulatory organization;

     - registering the index warrants under the Exchange Act;

     - permitting the issuance of individual index warrant certificates to warrant holders;

     - reflecting the issuance by Salomon Smith Barney Holdings of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

     - for any other purpose which Salomon Smith Barney Holdings may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

     Salomon Smith Barney Holdings and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

     - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

     - shortens the period of time during which the index warrants may be exercised;

     - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

     - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving Salomon Smith Barney Holdings or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Salomon Smith Barney Holdings, then the assuming corporation will succeed to the obligations of Salomon Smith Barney Holdings under the index warrant agreement and the related index warrants. Salomon Smith Barney Holdings will then be relieved of any further obligation under the index warrant agreement and index warrants and may then be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf its right to exercise, and to receive payment for, its index warrants.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

     Purchasers may only hold interests in the global notes or index warrants through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     - DTC is unwilling or unable to continue as depositary for the global security and Salomon Smith Barney Holdings is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - Salomon Smith Barney Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Salomon Smith Barney Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The information in this section about DTC has been provided by DTC for informational purposes only. Salomon Smith Barney Holdings takes no responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

                    LIMITATIONS ON ISSUANCES IN BEARER FORM

     In compliance with United States federal income tax laws and regulations, Salomon Smith Barney Holdings and any underwriter, agent or dealer participating in the offering of any debt security or index warrant in bearer form will agree that, in connection with the original issuance of such debt security or index warrant in bearer form and during the period ending 40 days after the issue date of such debt security or index warrant in bearer form, they will not offer, sell or deliver such debt security or index warrant in bearer form, directly or indirectly, to a U.S. person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Debt securities or index warrants in bearer form will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a U.S. person who holds debt securities or index warrants in bearer form will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such debt securities or index warrants in bearer form.

     As used herein, "U.S. person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions.

     Pending the availability of a definitive global security or individual debt securities or index warrants in bearer form, as the case may be, debt securities that are issuable in bearer form may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual debt securities in bearer form and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in such definitive global security or for such individual debt securities, respectively, only upon receipt of a Certificate of Non-U.S. Beneficial Ownership. A Certificate of Non-U.S. Beneficial Ownership is a certificate to the effect that a beneficial interest in a temporary global security or warrant in bearer form is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive debt security or index warrant in bearer form be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No debt security or index warrant in bearer form will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream Banking with respect to that portion of such temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of warrants in bearer form (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a warrant in bearer form) will be described in the prospectus supplement relating to such warrants in bearer form.

                              PLAN OF DISTRIBUTION

     Salomon Smith Barney Holdings may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include any broker-dealer subsidiary or affiliate of Salomon Smith Barney Holdings.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of the offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to Salomon Smith Barney Holdings from such sales;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the New York Stock Exchange or any other securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Salomon Smith Barney Holdings will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Salomon Smith Barney Holdings to one or more institutional purchasers, or through agents designated by Salomon Smith Barney Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Salomon Smith Barney Holdings to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of offered securities, Salomon Smith Barney Holdings may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

     If so indicated in the applicable prospectus supplement, Salomon Smith Barney Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Salomon Smith Barney Holdings at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     The broker-dealer subsidiaries or affiliates of Salomon Smith Barney Holdings are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary or affiliate of Salomon Smith Barney Holdings in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates, including Salomon Smith Barney Inc., may act as principal or agent in such transactions. None of Salomon Smith Barney Holdings' broker-dealer subsidiaries or affiliates have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     Underwriters, dealers and agents may be entitled, under agreements with Salomon Smith Barney Holdings, to indemnification by Salomon Smith Barney Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Salomon Smith Barney Holdings and affiliates of Salomon Smith Barney Holdings in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended, imposes certain restrictions on employee benefit plans that are subject to ERISA and on persons who are fiduciaries with respect to those plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of the debt securities or index warrants of Salomon Smith Barney Holdings on behalf of the plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

     Salomon Smith Barney Holdings has subsidiaries and affiliates, including broker-dealer subsidiaries and affiliates, that provide services to many employee benefit plans. Salomon Smith Barney Holdings and any direct or indirect subsidiary or affiliate of Salomon Smith Barney Holdings may each be considered a "party in interest" within the meaning of ERISA and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, as amended, to many employee benefit plans and retirement accounts. "Prohibited transactions" within the meaning of ERISA and the Internal Revenue Code may result if any offered securities are acquired by an employee benefit plan as to which Salomon Smith Barney Holdings or any direct or indirect subsidiary or affiliate of Salomon Smith Barney Holdings is a party in interest, unless the offered securities are acquired pursuant to an applicable statutory or administrative exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Internal Revenue Code apply proposing to acquire the offered securities should consult with its legal counsel.

     Please consult the applicable prospectus supplement for further information with respect to a particular offering of securities.

                                 LEGAL MATTERS

     Marcy Engel, Esq., Deputy General Counsel of Salomon Smith Barney Holdings, 388 Greenwich Street, New York, New York 10013, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Salomon Smith Barney Holdings. Ms. Engel beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Salomon Smith Barney Holdings and its subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

     We have incorporated by reference in this prospectus the consolidated financial statements of Salomon Smith Barney Holdings Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, along with the PricewaterhouseCoopers LLP audit report on those financial statements. PricewaterhouseCoopers LLP, independent public accountants, issued the report as experts in auditing and accounting.

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  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Summary Information -- Q&A............   S-2
Incorporation of Certain Documents by
  Reference...........................   S-5
Risk Factors Relating to the ELKS.....   S-6
Description of the ELKS...............  S-10
Nasdaq-100 Shares.....................  S-14
Description of the Nasdaq-100 Index...  S-15
Certain United States Federal Income
  Tax Considerations..................  S-19
Underwriting..........................  S-23
ERISA Matters.........................  S-24
Legal Matters.........................  S-24

                 PROSPECTUS
Prospectus Summary....................     2
Forward-Looking Statements............     6
Salomon Smith Barney Holdings Inc. ...     7
Use of Proceeds and Hedging...........     8
Ratio of Earnings to Fixed Charges....     9
European Monetary Union...............    10
Description of Debt Securities........    11
Description of Index Warrants.........    18
Book-Entry Procedures and
  Settlement..........................    21
Limitations on Issuances in Bearer
  Form................................    22
Plan of Distribution..................    23
ERISA Matters.........................    25
Legal Matters.........................    25
Experts...............................    25

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                                 SALOMON SMITH
                              BARNEY HOLDINGS INC.

                 4,500,000 EQUITY LINKED SECURITIES (ELKS(SM))

                        BASED UPON NASDAQ-100 SHARES(SM)
                             DUE FEBRUARY 28, 2002
                        ($10 PRINCIPAL AMOUNT PER ELKS)
                                  ------------
                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 23, 2001
                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 23, 2001)

                                  ------------
                              SALOMON SMITH BARNEY
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